Exhibit 99.1
OncoGenex Reports Third Quarter Financial Results
Conference Call on Thursday, November 4, 2010 at 4:30 p.m. Eastern Time
BOTHELL, WA, and VANCOUVER, November 4, 2010 — OncoGenex Pharmaceuticals, Inc. (“OncoGenex” or the “Company”) (NASDAQ: OGXI) today reported unaudited financial results for the three and nine months ended September 30, 2010 and provided an update on the business, the recent financing and anticipated use of proceeds to advance the product pipeline.
“The public offering in October was a transformative event for us,” said Scott Cormack, president and chief executive officer of OncoGenex. “The $46.7 million in estimated net proceeds in addition to our prior cash reserves provides us with approximately four years of cash, which we believe is sufficient to complete all three OGX-011/TV1011 (custirsen) Phase 3 trials including the Phase 3 trial in non-small cell lung cancer (NSCLC) that we expect to initiate next year.”
“In addition, we now have the financial capacity to expand the OGX-427 program into a second randomized Phase 2 clinical trial. This proposed trial will evaluate OGX-427 in combination with standard chemotherapy as first-line treatment for metastatic bladder cancer, and will enroll approximately 180 patients,” added Cormack. “Due to begin in 2011, this trial will compliment the ongoing randomized Phase 2 clinical trial in prostate cancer, and Phase 1 clinical trial in superficial bladder cancer. Like custirsen, OGX-427 has broad potential for therapeutic benefit across a number of tumor types including bladder cancer, the fifth most common form of cancer. This underserved patient population is in desperate need of new treatment options.”
The Company reported a loss for the quarter ended September 30, 2010 of $6.9 million. As of September 30, 2010, cash and investment securities totalled $42.1 million. Together with the estimated $46.7 million proceeds from our October financing, and based on current and planned development activities, management believes existing cash and investment securities will provide adequate resources to fund the Company’s currently planned operations into late 2014.
Additional Recent Business Highlights
•	On November 2, 2010, the Company was notified that it had been awarded two grants totaling $489,000 under the Internal Revenue Service’s Therapeutic Discovery Tax Credit Program. This program was created under the Patient Protection and Affordable Care Act of 2010 to provide tax credits or grants representing up to 50 percent of eligible qualified investments in therapeutic discovery projects during tax years 2009 and 2010. OncoGenex applied for and is receiving these funds to support the company’s custirsen and OGX-427 development projects.

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Custirsen
•	With our partner Teva, we announced initiation of our second Phase 3 trial evaluating custirsen as first line therapy for the treatment of castrate-resistant prostate cancer (CRPC). The trial, which we are referring to as “The SYNERGY Trial,” will be conducted in approximately 125 cancer centers and will enroll approximately 800 men who have disease progression and require first-line chemotherapy. The primary endpoint of the trial is overall survival.

•	The SYNERGY trial, along with “The Prostate Cancer Saturn Trial,” which was initiated in June, comprises the Phase 3 development program to develop and commercialize custirsen in CRPC. The Phase III trial in NSCLC is scheduled to commence in 2011.

•	Results from a randomized Phase 2 trial of docetaxel and prednisone with or without custirsen in patients with metastatic CRPC was published in the September 20, 2010 issue of the Journal of Clinical Oncology. The trial results showed a survival benefit with custirsen in patients with advanced prostate cancer. The median overall survival for patients who were treated with custirsen plus first-line docetaxel/prednisone was 23.8 months compared to 16.9 months for patients treated with docetaxel/prednisone alone.
OGX-427
•	A randomized Phase 2 trial in CRPC was initiated in the third quarter of 2010. The Phase 2 trial will enroll up to 72 patients who have minimally symptomatic or asymptomatic advanced prostate cancer and who have not yet received chemotherapy. This trial is designed to determine the potential benefit of OGX-427 on disease progression, and will also measure the effect of OGX-427 on prostate specific antigen (PSA), time to progression, circulating tumor cells and other relevant secondary endpoints. Grant funding in support of this trial has been awarded by an independent granting agency to Dr. Kim Chi, a medical oncologist at the BC Cancer Agency and Research Scientist at the Vancouver Prostate Centre.

•	We continue to accrue patients in a Phase 1 clinical trial evaluating OGX-427 infusion into the bladder prior to surgical removal of all or part of the bladder. This study, also grant funded, is sponsored by the National Cancer Institute of Canada (NCIC).
Financial Results
Under our Collaboration Agreement with Teva relating to our contribution to the custirsen Phase 3 development plan, we earned Collaboration Revenues of $4.9 million and $11.3 million, respectively, for the three and nine months ended September 30, 2010, compared to no revenues in the corresponding periods of 2009. Of the revenues in the third quarter, $3.5 million is reimbursable from Teva on a cash basis and is included on the Company’s balance sheet as amounts receivable at September 30, 2010. As of September 30, 2010, $23 million of the upfront payment received from Teva was included on the Company’s balance sheet as deferred collaboration revenue which we are amortizing over the expected performance period of our deliverables under our agreement. We currently expect this performance period to end in the fourth quarter of 2012.

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Research and development expenses for the three and nine months ended September 30, 2010 were $6.7 million and $16.2 million, respectively, compared to $1.5 million and $6.3 million, respectively, in the corresponding periods of 2009. The increased research and development expenses recorded in the three and nine months ended September 30, 2010 are the result of increased expenses relating to OncoGenex’s contribution to the custirsen Phase 3 clinical trials and increased employee expenses.
General and administrative expenses for the three and nine months ended September 30, 2010 were $1.1 million and $3.9 million, respectively, compared to $0.9 million and $2.7 million, respectively, in the corresponding periods of 2009. The increases in 2010 were due mainly to higher employee expenses including severance charges, professional fees for legal and accounting services, employee recruitment costs and stock based compensation expense.
In September 2010, we revised our sublease income assumptions used to estimate the excess lease facility liability associated with our office space located in Bothell, Washington. This change in estimate resulted in an increase of the excess lease liability and $4.0 million in restructuring expense recorded in September 2010. This is a non-cash item and does not impact the Company’s cash flow projections going forward. The estimated liability remaining with respect to excess facilities was $7.8 million as of September 30, 2010.
The net loss for the third quarter was $6.9 million compared to a $2.4 million net loss in the same period 2009. This increase is primarily due to the non-cash restructuring expense related to our facilities lease. For the nine months ended September 30, 2010 the net loss increased to $9.8 million from $9.4 million in 2009.
The Company had $42.1 million in cash and investment securities as of September 30, 2010, compared to $64.6 million at December 31, 2009. Together with the estimated $46.7 million net proceeds from the public offering completed in October 2010, we anticipate ending the year with cash, cash equivalents, short-term investments, and amounts receivable of between $83 million and $85 million.
The Company had 9,658,591 shares outstanding as of November 4, 2010.
Conference Call Today at 4:30 p.m. ET
OncoGenex management will host a conference call at 4:30 p.m. Eastern Time today to provide a business update and discuss the third quarter results. A live webcast will be available through the Events and Presentations Web page found in the Investor Relations section of the OncoGenex Web site at www.ir.oncogenex.com. Alternatively, you may access the live conference call by dialing (877) 606-1416 (U.S. & Canada) or (707) 287-9313 (International). A webcast replay will be available approximately two hours after the call and will be archived at the same Web location for 90 days.
About OncoGenex
OncoGenex is a biopharmaceutical company committed to the development and commercialization of new cancer therapies that address treatment resistance in cancer patients. OncoGenex has a deep oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OncoGenex and Teva Pharmaceuticals have entered a global collaboration and license agreement to develop and commercialize OncoGenex’ lead drug candidate, custirsen. Custirsen is currently in Phase 3 clinical development as a

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treatment in men with metastatic castrate-resistant prostate cancer. The companies plan to begin Phase 3 development of custirsen in first-line treatment of advanced, unresectable non-small cell lung cancer in 2011; OGX-427 is in Phase 2 clinical development; SN2310 has completed a Phase 1 clinical trial; and CSP-9222 and OGX-225 are currently in pre-clinical development. More information is available at www.OncoGenex.com.
OncoGenex’s Forward Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning our anticipated product development activities, the timing and costs of these activities, the potential benefits of our product candidates, expectations regarding accrual and timing of clinical trials and timing of release of results of studies, and our anticipated future expenses, revenues, reimbursements, capital and sufficiency of capital. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, uncertainties regarding our future operating results, the risk that our product candidates will not obtain the requisite regulatory approvals to commercialize or that the future sales of our product candidates may be less than expected, and the risk factors set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.
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Condensed Consolidated Statements of Operations
(unaudited)
(in thousands)

	Three months		Nine months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009

Collaboration revenue	$4,881	$—	$11,282	$—

Expenses
Research and development	6,723	1,513	16,182	6,301
General and administrative	1,067	885	3,892	2,670
Restructuring expense	4,038	—	4,038	494
Total expenses	11,828	2,398	24,112	9,465

Other income (expense)	53	29	46	120
Loss for the period before taxes	6,894	2,369	12,784	9,345
Income tax expense (recovery)	—	16	(3,000)	12
Net loss	$6,894	$2,385	$9,784	$9,357
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2010	2009
	(unaudited)
Assets:
Cash, cash equivalents and short term investments	$42,067	$64,568
Restricted cash	502	—
Amounts receivable	3,595	3,109
Prepaid expenses	1,030	722
Property, equipment and other assets	579	581

Total assets	47,773	$68,980

Liabilities and stockholders’ equity:
Accounts payable and accrued liabilities	2,123	$14,453
Deferred collaboration revenue	23,043	26,528
Current portion of long-term obligations	1,344	1,328
Long term obligation	6,960	3,712
Shareholders’ equity	14,303	22,959

Total liabilities and shareholders’ equity	47,773	$68,980

OncoGenex Contact:
Scott Cormack
President & CEO
(604) 736-3678
scormack@oncogenex.com
Media and Investor Contact:
Jason Spark
Canale Communications
(619) 849-6005
Jason@canalecomm.com

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